CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 5, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of the Strong High-Yield Bond Fund and the Strong Short-Term High Yield Bond Fund (two of the series constituting the Strong Income Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 21, 2002